UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2010

PetroAlgae Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0301060
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

321-409-7500

(Our telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02(a).	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

This Current Report on Form 8-K/A amends the Form 8-K filed with the Securities and Exchange Commission on June 22, 2010 to provide further information on the accounting errors described therein.

On June 18, 2010, the Board of Directors (the “Board”) of PetroAlgae Inc. (the “Company”) concluded, in consultation with the Company’s management, that as a result of certain accounting errors, it will be necessary to restate the Company’s financial statements as of December 31, 2009, 2008 and 2007, and the results of operations for each of the years ended December 31, 2009, 2008 and 2007 and the period from inception (September 22, 2006) to December 31, 2009 (collectively, the “Company Financial Statements”) that were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”) and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”). Consequently, the Company’s financial statements in the 2009 Form 10-K, in the 2008 Form 10-K and in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods in each of the years ended December 31, 2009, 2008 and 2007, and the quarterly period ended March 31, 2010, along with the related reports of the Company’s former independent registered public accounting firms, Kingery & Grouse PA and Stark Winter Schenkein & Co., LLP, should no longer be relied upon.

The accounting errors relate primarily to the determination and classification of expenses. After further work on the nature and extent of these accounting errors, and although the adjustments and the re-audit of the adjusted financial statements by Grant Thornton LLP (the Company’s current registered independent accounting firm) is not yet complete, the Company expects to adjust the amounts or accounting treatment of the following items:

•

In 2008 and 2007, the Board of Directors of PA LLC granted 106 employees restricted ownership units in PA LLC. These ownership units generally vest over a period of four years. At each grant date, the restricted ownership unit awards were accounted for based upon an incorrect fair value calculation. Revised grants values determined using corrected Company fair value estimates have resulted in additional compensation expense.

•

The nature and amount of the Company’s expenditures have changed and increased from inception (September 22, 2006) through December 31, 2009. Consequently, it has been determined that a new category, Selling, General and Administrative (“SG&A”) expense, should be presented through this period. This category includes senior management and overhead costs, business development expenditures, system infrastructure costs, accounting and legal costs and intellectual property management costs. Other costs, which are related to experimentation and development of the Company’s technology, are presented as Research and Development expense. The effect of this reclassification was to decrease Research and Development expense by $6.1 million, $1.7 million and $1.3 million and to increase SG&A expense by the same amount in 2009, 2008 and 2007, respectively, with no net increase to expenses.

•

In 2008, an option to purchase ownership units in PA LLC was issued in connection with the issuance of a Company debt instrument. This option, which remains outstanding, had a fair value of approximately $1.5 million and was not recorded at issuance. This transaction has now been accounted for as a discount from the carrying amount of the related debt and the amortization of the discount added $562,000 and $516,000 to interest expense in 2009 and 2008, respectively.

•

In 2009, the Company issued common stock and warrants to an unrelated party that provided incremental funding and committed to undertake certain business development activities on behalf of the Company. The proceeds of this equity issuance were partially received in cash at year-end ($800,000) and in January 2010 ($1,200,000), and the remainder of the $3.0 million fair value of the securities has now been recorded as a 2009 business development expense. Previously, the full $3.0 million amount was expensed as a research and development cost in 2009.

•

In 2009, the Company entered into a series of agreements with a third party for the design, engineering, and construction of a facility for the growth, harvesting and processing of micro-crops. This facility was to be used to demonstrate our technology to potential customers. Company shares were issued in partial payment, in advance, for these services. The Company expensed $1 million related to this transaction and reported the full amount at the inception of the transaction rather than as services were performed. The shares earned and retained by the third party have been adjusted to reflect their estimated fair value at issuance of approximately $145,000 and have now been charged to research and development expense. The shares returned by the third party after year-end, which had an estimated value of $342,000, have now been added to other current assets. The net effect of these adjustments reduced 2009 research and development expense by $855,000.

The Company will file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2009 to restate the Company Financial Statements and otherwise reflect the correction of errors described above. The Company will also file an amendment to its Quarterly Report on Form 10-Q for the period ended March 31, 2010. The Company intends to file these amendments as soon as practicable after the audit of the Company Financial Statements is complete.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROALGAE INC.

Date: July 22, 2010	By:	/S/ DAVID P. SZOSTAK
	Name:	David P. Szostak
	Title:	President